Exh. 10.1

Compensation Program for Certain Directors, Effective March 29, 2010

Directors who are not HBC employees or employees of the GS entities, the Onex entities, or their respective affiliates will receive:

•	cash compensation of $17,500 per quarter; and

•

an annual option to purchase the number of HBI common shares that will result in an aggregate exercise price of $100,000, based on the fair market value per share of the underlying stock at the date of grant;

•	an opportunity to make an irrevocable election annually on or before December 31 to take up to $12,500 of their quarterly cash compensation in equivalent shares of HBI common stock; and

•	an opportunity to make an irrevocable election annually to defer up to 50% of their cash compensation in a deferred compensation plan.

In addition, each director who is not our employee or an employee of the GS entities, the Onex entities, or their respective affiliates and who also serves as a Chairperson for the Audit Committee of the Board of Directors of HBI will receive an additional $1,250 per quarter.